UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 16, 2009
Burlington Coat Factory Investments Holdings, Inc. (Exact Name of Registrant As Specified In Charter)
Delaware (State or Other Jurisdiction of Incorporation)	333-137917 (Commission File Number)	20-4663833 (IRS Employer Identification No.)
1830 Route 130 North Burlington, New Jersey 08016 (Address of Principal Executive Offices, including Zip Code)
(609) 387-7800 (Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

SIGNATURE

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 16, 2009, Burlington Coat Factory Holdings, Inc. (“Parent”) and Burlington Coat Factory Warehouse Corporation (“Company”), an indirect wholly-owned subsidiary of Parent, entered into a Separation Agreement with Mark Nesci, the former President and Chief Executive Officer of Parent and the Company (the “Agreement”).

The Agreement provides that Mr. Nesci’s current salary will be paid through May 30, 2009 at which time continuation payments and other benefits payable as provided in that certain Employment Agreement by and between the Company and Mr. Nesci dated as of April 13, 2006 will commence.  The Agreement also provides for the following additional compensatory terms:

•
From and after February 16, 2009, Mr. Nesci shall serve as a senior advisor to the board of directors of Parent and shall receive an annual salary of $100,000 which shall be payable from and after May 30, 2009.  Mr. Nesci and Parent may each terminate Mr. Nesci's role as senior advisor at any time and for any reason (such date of termination, the “Advisory Termination Date”); and

•
60% of the options to purchase units of Parent’s common stock (“Units”) granted to Mr. Nesci under that certain Non-Qualified Stock Option Agreement by and between Parent and Mr. Nesci dated as of April 13, 2006 shall be vested.   All such vested options shall remain vested and exercisable by Mr. Nesci until the later of (a) the fourth anniversary of February 16, 2009, or (b) the second anniversary of the Advisory Termination Date, upon which date all such options shall immediately terminate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC.

/s/ Paul C. Tang
Paul C. Tang Executive Vice President

Date: February 17, 2009